Exhibit 99.1

FOR IMMEDIATE RELEASE

June 19, 2020

Owens & Minor, Inc. Announces Early Results of Cash Tender Offers and Consent Solicitation

for Senior Notes and Amendment to Terms of the Tender Offer for 2024 Notes

Richmond, VA—(Business Wire)—Owens & Minor, Inc. (NYSE: OMI) (the “Company”) today announced the early results of its previously announced offers to purchase for cash (collectively, the “Tender Offers” and each a “Tender Offer”) up to a maximum aggregate purchase price (subject to the sub-cap and Acceptance Priority Levels as set forth in the table below), excluding accrued interest, equal to $240 million of the Company’s 3.875% senior notes due 2021 (the “2021 Notes”) and 4.375% senior notes due 2024 (the “2024 Notes” and, together with the 2021 Notes, the “Notes”) and related Consent Solicitation (as defined below), upon the terms and conditions described in the Company’s Offer to Purchase and Consent Solicitation Statement dated June 5, 2020 (the “Offer to Purchase”).

According to information received from D.F. King & Co., Inc., the Tender Agent and Information Agent for the Tender Offers and Consent Solicitation, as of 5:00 p.m., New York City time, on June 18, 2020 (that date and time, the “Early Tender Time”), the Company had received valid tenders from holders of the Notes as outlined in the table below.

Series of Notes	CUSIP / ISIN Number	Aggregate Principal Amount Outstanding ($)	Sub-Cap ($)		Acceptance Priority Level	Principal Amount Tendered ($)	Total Consideration per $1,000 Principal Amount of Notes ($)(1)(2)	Final Proration Factor
3.875% Senior Notes due 2021	690732AD4 / US690732AD40	$233,089,000	N/A		1	$54,146,000	$1,000.00	100.0%
4.375% Senior Notes due 2024	690732AE2 / US690732AE23	$275,000,000	29,020,000	(3)	2	$29,020,000	$900.00	100%

(1)	Does not include accrued interest, which will also be payable as provided herein.
(2)	Includes the Early Tender Premium (as defined below).
(3)	The sub-cap for the 2024 Notes has been increased from $15,000,000 to $29,020,000

Because the purchase of all 2024 Notes validly tendered in the applicable Tender Offer would cause the Company to purchase an aggregate principal amount of the 2024 Notes that would result in an aggregate purchase price, excluding accrued interest, in excess of $15,000,000, the Company has increased the sub-cap for the 2024 Notes to an amount of $29,020,000 and, subject to the satisfaction or waiver of all conditions to the Tender Offers described in the Offer to Purchase, intends to accept for purchase (a) all tendered 2021 Notes, and (b) all tendered 2024 Notes.

Notes that have been validly tendered on or prior to the Early Tender Time cannot be withdrawn, except as may be required by applicable law. Because the Tender Offer with respect to the 2024 Notes was fully subscribed at the Early Tender Time, holders of the 2024 Notes who tender after the Early Tender Time will not have any of their 2024 Notes accepted for purchase. Any tendered Notes that are not accepted for purchase will be returned or credited without expense to the holder’s account.

Holders of Notes that were validly tendered prior to the Early Tender Time and that are accepted for purchase pursuant to the applicable Tender Offer will receive the applicable Total Consideration for each series of Notes as set forth in the table above, which includes the early tender premium of $50.00 per $1,000 principal amount of Notes (the “Early Tender Premium”), together with accrued and unpaid interest on such Notes from the last interest payment date with respect to such Notes to, but not including, the settlement date.

For Notes tendered at or prior to the Early Tender Time and not subsequently validly withdrawn and accepted for purchase, the Company has the option for settlement to occur on an early settlement date, which is expected to occur on June 22, 2020. Settlement for any Notes tendered after the Early Tender Time, but at or prior to the Expiration Date, and accepted for purchase is expected to occur on July 6, 2020, the second business day following the Expiration Date, unless extended.

As part of the Tender Offer for the 2021 Notes, the Company also solicited consents (the “Consent Solicitation”) from the holders of the 2021 Notes to certain proposed amendments described in the Offer to Purchase to, among other things, remove certain covenants and events of default contained in the Indenture dated as of September 16, 2014 (as amended and supplemented, the “Indenture”) among the Company, the guarantors party thereto and U.S. Bank National Association (the “trustee”), as trustee, with respect to the 2021 Notes (the “Proposed Amendments”). As of the Early Tender Time, holders of $54,146,000 aggregate principal amount of the 2021 Notes, representing approximately 23% of the outstanding 2021 Notes had validly tendered their 2021 Notes and were deemed to have delivered their consents to the Proposed Amendments with respect to such series by virtue of such tender. As a result, the number of consents required to approve the Proposed Amendments with respect to the 2021 Notes have not been received, and such Proposed Amendments will not become effective.

The Tender Offers and Consent Solicitation are subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase, including the consummation of the sale of the Company’s Movianto business and certain support functions in the Company’s Dublin office (the “Movianto Sale”) to Walden Group SAS or an affiliate (the “Buyer”) pursuant to the terms of the Purchase Agreement, dated as of April 6, 2020, by and among the Company, Owens & Minor International Logistics, Inc., the Buyer and EHDH and the receipt by the Company of unrestricted net cash proceeds of at least $133.0 million (the “Movianto Sale Condition”). The Movianto Sale Condition was satisfied on June 18, 2020.

The Company intends to fund the Tender Offers with cash on hand, the proceeds of the Movianto Sale and/or use of funds from its accounts receivable securitization program.

The Tender Offers will each expire at 11:59 p.m., New York City time, on July 2, 2020, unless extended or terminated by the Company (the “Expiration Date”).

Citigroup Global Markets Inc. is the Dealer Manager for the Tender Offers and Solicitation Agent in the Consent Solicitation. D.F. King & Co., Inc. has been retained to serve as the Tender Agent and Information Agent for the Tender Offers and Consent Solicitation. Persons with questions regarding the Tender Offers and Consent Solicitation should contact Citigroup Global Markets Inc. at (toll free) (800) 558-3745 or (collect) (212) 723-6106. Requests for the Offer to Purchase should be directed to D.F. King & Co., Inc. at (toll free) (866) 796-6898 or by email to omi@dfking.com.

This news release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Tender Offers and Consent Solicitation are being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law. In any jurisdiction in which the Tender Offers are required to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of the Company by the Dealer Manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Owens & Minor, Inc.

Owens & Minor, Inc. (NYSE: OMI) is a global healthcare solutions company with integrated technologies, products, and services aligned to deliver significant and sustained value for healthcare providers and manufacturers across the continuum of care. With approximately 15,400 dedicated teammates serving healthcare industry customers in 70 countries, Owens & Minor helps to reduce total costs across the supply chain by optimizing episode and point-of-care performance, freeing up capital and clinical resources, and managing contracts to optimize financial performance. A FORTUNE 500 company, Owens & Minor was founded in 1882 in Richmond, Virginia, where it remains headquartered today. The company has distribution, production, customer service and sales facilities located across the Asia Pacific region, Europe, Latin America, and North America.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations with respect to the forward-looking statements are based upon reasonable assumptions within the bounds of our knowledge of our business and operations, all forward-looking statements involve risks and uncertainties and, as a result, actual results could differ materially from those projected, anticipated or implied by these statements. Such forward-looking statements involve known and unknown risks, including, but not limited to: our ability to consummate each Tender Offer and the Consent Solicitation and other conditions. Unless legally required, Owens & Minor, Inc. undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Chuck Graves, Director, Finance & Investor Relations, chuck.graves@owens-minor.com, 804-723-7556

SOURCE: Owens & Minor

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